257 Park Avenue South New York, NY 10010 Tel (212) 286-7000 Fax (212) 286-7010

June 11, 2007

Mr. Patrick White
Chief Executive Officer
Document Security Systems, Inc.
28 Main Street East
Suite #1525
Rochester, NY 14614

Subject: Letter Agreement for the Appointment of DSS as Non-Exclusive Licensee/Reseller of BTI Products in the United States

Dear Patrick,

This letter agreement (the “Letter Agreement”) sets forth the fundamental terms and conditions whereby Document Security Systems, Inc. (DSS) is authorized as a limited, non-exclusive distributor of International Barcode Corporation (d/b/a “BTI”) products as integrated components of DSS’ own products. This agreement is intended to be temporary in that we anticipate negotiating a Comprehensive License Agreement within sixty (60) days from the date herein that will supersede this Letter Agreement. However, the terms in this Letter Agreement shall be binding on both parties and, as applicable, shall be included in the Comprehensive Agreement.

1  Definitions

1.1  "BTI End-User License Agreement” or“BTI EULA" shall mean the form of BTI’s agreement under which BTI directly grants to a DSS Customer a non-exclusive, limited license and right to use BTI Products as integrated components of Enhanced DSS Products.

1.2  “BTI Products” shall mean, but shall not necessarily be limited to, the following:

a)	Photo In Barcode™ — barcode superimposed on ID portrait to insure authenticity, and

b)
RSS Barcode Generation Software - a customizable, value added commercially supported software package installed on network servers that dynamically generates barcode images for custom applications and uses

257 Park Avenue South New York, NY 10010 Tel (212) 286-7000 Fax (212) 286-7010

1.3  “DSS Customers” shall mean third parties that have purchased Enhanced DSS Products for the third party’s own use (and not for redistribution, remarketing, timesharing, or service bureau use) within the Territory in accordance with the terms of the BTI EULA and this Letter Agreement.

1.4  “DSS Products” shall mean, but shall not necessarily be limited to, the following:

a)	AuthentiGuard Blockout

b)	AuthentiGuard Prism

c)	AuthentiGuard Pantograph 5000

1.5  “Enhanced DSS Products” shall mean the combination of one or more BTI Product(s) with one or more DSS Product(s) that adds value to the DSS offering.

1.6  “Territory” shall mean the United States.

2  Term
2.1  The term of this Letter Agreement will begin on the date of the last signature in the signature block below (“the Effective Date”) and shall be superseded by the Comprehensive Agreement which the Parties agree to work in good faith to negotiate and execute within sixty (60) days from the Effective Date.

2.2  The term of the grant of a license to distribute BTI Products under the Comprehensive Agreement will be for five (5) years commencing as of the Effective Date.

3  License Terms and Conditions
3.1  BTI hereby grants to DSS, for the Term, a limited, non-exclusive, royalty-bearing, non-transferable license and right within the Territory to (a) combine and integrate BTI Products with DSS Products for the sole and exclusive purpose of creating, selling, and supporting Enhanced DSS Products; and (b) use BTI Trademarks, as agreed by the Parties, where in DSS’ business judgment such use will enhance DSS’ ability to market, promote and sell the Enhanced DSS Products (“the License”).

3.2  DSS Customers shall execute and return to BTI, either directly or through DSS, an executed BTI EULA as a precondition to receiving any license or right to receive or use the Enhanced DSS Products.

3.3  DSS shall not, and shall not permit others to, decompile, disassemble, translate, reverse engineer or otherwise attempt to discover or expose the trade secrets or other intellectual property imbedded in or associated with BTI Products without the express written consent of BTI in each instance.

3.4  DSS shall identify, in advance, any third party that DSS wishes to market, promote, or sell Enhanced DSS Products (the “Opportunity”). BTI has the right to approve or disapprove any Opportunity. BTI agrees to consider all Opportunities presented by DSS in good faith and to respond to any such DSS request in a timely manner.

257 Park Avenue South New York, NY 10010 Tel (212) 286-7000 Fax (212) 286-7010

4  Royalties
DSS shall pay to BTI a royalty (“Royalty”) on each sale of an Enhanced DSS Product an amount agreed to by the parties in each instance prior to any quotation to a third party. The Royalty shall be equal to either (a) twenty five percent (25%) of the Net Margin of such sale, or (b) a negotiated price between BTI and DSS. “Net margin” is defined as the sale price less the cost of other third party items included in the sale. All such Royalties shall be due to BTI promptly upon collection of the invoiced amount for such sales.

5  Amended Warrant
As additional consideration for BTI’s grant of the Appointment, DSS agrees to take all necessary action to extend the Expiration Date of Warrant No. B-1, dated June 16, 2006, issued by DSS to BTI (the “Warrant”) pursuant to a 2006 Letter Agreement between BTI and DSS from “June 16, 2007” to “December 31, 2007.”

6  Rights in the BTI Products
DSS acknowledges and agrees that BTI is the sole and exclusive owner of the BTI Products and BTI retains all rights, title and interest to the BTI Products and the trade secrets and intellectual property associated with the BTI Products (including any improvements thereto) as well as any current or future patents, trademarks, servicemarks, and copyrights pertaining to the BTI Products.

7  BTI Support to DSS Customers
BTI may provide services and support to DSS Customers as needed to support the implementation solutions using the BTI component of the Enhanced DSS Products for a fee to be agreed to by the parties as well as reimbursement for any travel related expenses.

8  Miscellaneous
8.1   DSS and BTI are separate and distinct corporate entities under this Letter Agreement and nothing in this Letter Agreement may be construed to create a partnership, joint venture, or agency relationship between the parties.

8.2   Neither Party may assign any rights nor obligations under this Letter Agreement to any third party without the prior express written approval of the non-assigning party.

8.3   Either party may terminate the License by providing sixty (60) days notice to the other Party in the event that a third party acquires all or substantially all of a Party’s assets.

257 Park Avenue South New York, NY 10010 Tel (212) 286-7000 Fax (212) 286-7010

8.4 BTI hereby indemnifies and holds DSS harmless from any liability, cost, loss, or expense of any kind, and agrees to defend any suit or proceeding against BTI, to the extent arising out of or based on any claim, demand, or action alleging that the DSS Products or any portion thereof, infringes any third-party rights in copyrights, patents, trade secrets or intellectual property rights.

8.5 Any claim or dispute between the Parties pertaining to this Agreement shall be arbitrated in New York City before a single neutral arbitrator under the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”). Any arbitration award may be entered as a judgment in any court of competent jurisdiction, or application may be made to such court for a judicial acceptance of the award and enforcement, as the law of such jurisdiction may require or allow.

8.6 This Letter Agreement shall be construed and interpreted in accordance with the laws of the State of New York without reference to principles of conflict of laws.

We agree that this Letter Agreement reflects our agreements on these matters, is to the mutual benefit of both DSS and BTI, and will have full force and effect until such time as the anticipated Comprehensive License Agreement referenced above is executed. If this meets your understanding, please sign below and return via fax to (585) 325- 2977.

Sincerely,

______________________
Cary Bunin
Chief Executive Officer

___________________________________________________________________________

Acknowledged and Agreed to:

DOCUMENT SECURITY SYSTEMS, INC.

______________________    _______________________
Patrick White      Date
Chief Executive Officer